Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the  Registration Statements on Form S–8 ( File No. 333-130763 and 333-91192) filed by The LGL Group, Inc. of our report dated May 12, 2008, on our audit of the consolidated financial statements of The LGL Group, Inc. as of December 31, 2007 and for the year then ended, which report is included in the Annual Report on Form 10-K of The LGL Group, Inc. for the year ended December 31, 2007.

/s/ J.H.COHN LLP

Roseland, New Jersey
June 18, 2008